                                                                            EXHIBIT 99.3

FEDERAL DEPOSIT INSURANCE CORPORATION Washington, D.C. 20429
_____________________________________________
Form 10-Q QUARTERLY REPORT PURSUANT TO SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarter Ended June 30, 2007	Certificate Number 14028

FIRST GUARANTY BANK (Exact name of registrant as specified in its charter)

Louisiana	72-0201420
(State or other jurisdiction of incorporation or organization)	(I.R.S. EmployerIdentification Number)

400 East Thomas Street Hammond, Louisiana	70401
(Address of principal executive office)	(Zip Code)

(985) 345-7685 (Telephone number, including area code) _____________________________________________

Securities registered pursuant to Section 12(B) of the Act: None
_____________________________________________
Securities registered pursuant to Section 12(G) of the Act:
Title of each class	Name of each exchange on which registered
Common Stock, $1 par value per share	None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]
    Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).
Yes [ ]  No [X]
    As of June 30, 2007, 5,559,644 shares of $1 par value common stock were issued and outstanding.

ADDITIONAL INFORMATION

FIRST GUARANTY BANK (the "Bank") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the FDIC at 550 Seventeenth Street, N.W., Washington, DC 20429. Copies of such material can be obtained by mail from the Public Reference Branch of the FDIC at 550 Seventeenth Street, N.W., Washington, DC 20429 at prescribed rates.

PART I.      FINANCIAL INFORMATION
Item 1.	Financial Statements
STATEMENTS OF CONDITION
(in thousands, except share data)
	June 30,	December 31,
	2007	2006
Assets	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$ 21,233	$ 17,893
Interest-bearing demand deposits with banks	47	131
Federal funds sold	1,204	6,793
Cash and cash equivalents	22,484	24,817

Interest-bearing time deposits with banks	2,188	2,188

Investment securities:
Available for sale, at fair value	116,152	111,353
Held to maturity, at cost (estimated fair value of
$45,084 and $45,614, respectively)	46,718	46,999
Investment securities	162,870	158,352

Federal Home Loan Bank stock, at cost	993	2,264
Loans held for sale	2,449	1,049

Loans, net of unearned income	525,520	507,195
Less: allowance for loan losses	6,974	6,675
Net loans	518,546	500,520

Intangible assets, net	393	456
Premises and equipment, net	13,808	13,593
Other real estate, net	357	2,540
Accrued interest receivable	5,206	5,378
Other assets	3,618	3,330
Total Assets	$732,912	$714,487

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand	$127,789	$122,540
Interest-bearing demand	201,700	185,308
Savings	39,631	41,161
Time	273,163	277,284
Total deposits	642,283	626,293

Short-term borrowings	19,588	6,584
Accrued interest payable	3,370	3,070
Long-term borrowings	2,816	17,984
Other liabilities	2,266	1,353
Total Liabilities	670,323	655,284

Stockholders' Equity
Common stock:
$1 par value - authorized 100,000,000 shares; issued and
outstanding 5,559,644 shares	5,560	5,560
$5 par value - authorized 600,000 shares; no shares issued
and outstanding	-	-
Surplus	26,459	26,459
Retained earnings	31,580	28,089
Accumulated other comprehensive loss	(1,010)	(905)
Total Stockholders' Equity	62,589	59,203
Total Liabilities and Stockholders' Equity	$732,912	$714,487
See Notes to Financial Statements.

STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Interest Income:
Loans (including fees)	$11,155	$9,860	$21,656	$19,223
Loans held for sale	55	3	71	10
Deposits with other banks	22	23	45	46
Securities (including FHLB stock)	2,172	2,472	4,474	4,845
Federal funds sold	129	13	248	33
Total Interest Income	13,533	12,371	26,494	24,157

Interest Expense:
Demand deposits	1,626	1,287	3,285	2,503
Savings deposits	55	38	105	73
Time deposits	3,113	2,647	6,220	5,240
Borrowings	201	626	475	958
Total Interest Expense	4,995	4,598	10,085	8,774

Net Interest Income	8,538	7,773	16,409	15,383
Provision for loan losses	421	1,758	608	2,588
Net Interest Income after Provision for Loan Losses	8,117	6,015	15,801	12,795

Noninterest Income:
Service charges, commissions and fees	953	912	1,835	1,734
Net losses on sale of securities	(162)	-	(228)	-
Net gains on sale of loans	38	2	76	22
Other	263	212	552	505
Total Noninterest Income	1,092	1,126	2,235	2,261

Noninterest Expense:
Salaries and employee benefits	2,311	1,941	4,591	3,862
Occupancy and equipment expense	616	572	1,235	1,183
Net cost (income) from other real estate & repossessions	158	(436)	424	(376)
Other	1,967	2,001	3,831	3,964
Total Noninterest Expense	5,052	4,078	10,081	8,633

Income Before Income Taxes	4,157	3,063	7,955	6,423
Provision for income taxes	1,432	1,048	2,740	2,198
Net Income	$2,725	$2,015	$5,215	$4,225

Per Common Share:
Earnings	$0.49	$0.36	$0.94	$0.76
Cash dividends paid	$0.16	$0.15	$0.31	$0.30

Weighted Average Common Shares Outstanding	5,559,644	5,559,644	5,559,644	5,559,644

See Notes to Financial Statements

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except per share data)

					Accumulated
	Common	Common			Other
	Stock	Stock		Retained	Comprehensive
	$1 Par	$5 Par	Surplus	Earnings	Loss	Total

Balance December 31, 2005	$5,076	$2,416	$24,527	$22,622	($718)	$53,923
Net income	-	-	-	4,225	-	4,225
Reclassification of $5 par value into $1 par value (1)	484	(2,416)	1,932	-	-	-
Change in unrealized loss
on available for sale securities,
net of reclassification adjustments and taxes	-	-	-	-	(1,620)	(1,620)
Comprehensive income						2,605
Cash dividends on common stock ($0.30 per share)	-	-	-	(1,667)	-	(1,667)
Balance June 30, 2006 (unaudited)	$5,560	$ -	$26,459	$25,180	($2,338)	$54,861

Balance December 31, 2006	$5,560	$ -	$26,459	$28,089	($905)	$59,203
Net income	-	-	-	5,215	-	5,215
Change in unrealized loss
on available for sale securities,
net of reclassification adjustments and taxes	-	-	-	-	(105)	(105)
Comprehensive income						5,110
Cash dividends on common stock ($0.31 per share)	-	-	-	(1,724)	-	(1,724)
Balance June 30, 2007 (unaudited)	$5,560	$ -	$26,459	$31,580	($1,010)	$62,589

(1)To effect a reclassification combining the $5 par value common stock with the $1 par value common stock, approved by the Bank's shareholders on
May 18, 2006.

See Notes to Financial Statements

STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2007	2006
Cash Flows From Operating Activities
Net income	$5,215	$4,225
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	608	2,588
Depreciation and amortization	58	811
Loss on sale of securities	228	-
Gain on sale of assets	(76)	(10)
ORE writedowns and loss (gain) on disposition	294	(512)
FHLB stock dividends	(55)	(55)
Net increase in loans held for sale	(1,400)	(512)
Change in other assets and liabilities, net	1,183	(1,463)
Net Cash Provided By Operating Activities	6,055	5,072

Cash Flows From Investing Activities
Proceeds from maturities and calls of HTM securities	275	319
Proceeds from maturities, calls and sales of AFS securities	254,609	449
Funds invested in AFS securities	(259,309)	(10,980)
Proceeds from sale of Federal Home Loan Bank stock	1,326	-
Funds invested in Federal Home Loan Bank stock	-	(1,829)
Net increase in loans	(19,258)	(21,644)
Purchases of premises and equipment	(644)	(371)
Proceeds from sales of other real estate owned	2,512	1,624
Net Cash Used In Investing Activities	(20,489)	(32,432)

Cash Flows From Financing Activities
Net increase (decrease) in deposits	15,990	(13,613)
Net increase in federal funds purchased and short-term borrowings	13,003	28,372
Proceeds from long-term borrowings	-	20,000
Repayment of long-term borrowings	(15,168)	(12,125)
Dividends paid	(1,724)	(1,667)
Net Cash Provided By Financing Activities	12,101	20,967

Net Decrease In Cash and Cash Equivalents	(2,333)	(6,393)
Cash and Cash Equivalents at the Beginning of the Period	24,817	28,451
Cash and Cash Equivalents at the End of the Period	$22,484	$22,058

Noncash Activities:
Loans transferred to foreclosed assets	$623	$3,853

Cash Paid During The Period:
Interest	$9,785	$8,048
Income taxes	$3,000	$4,390

See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1.	Basis of Presentation
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. These financial statements and the footnotes thereto should be read in conjunction with the annual financial statements for the year ended December 31, 2006.
In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary for a fair presentation of the financial statements. Those adjustments are of a normal recurring nature. The results of operations for the three-month period ended June 30, 2007 are not necessarily indicative of the results expected for the full year.

2.	Loans and Allowance for Loan Losses
      Loans at June 30, 2007 (unaudited) and December 31, 2006 were as follows:

	June 30,	December 31,
	2007	2006
	(in thousands)

Real estate	$410,142	$413,319
Agricultural	21,323	16,359
Commerical and industrial	74,547	59,072
Consumer and other	19,875	18,880
Total loans before unearned income	525,887	507,630
Less: unearned income	(367)	(435)
Total loans after unearned income	$525,520	$507,195

    Changes in the allowance for loan losses for the three months ended June 30, 2007 (unaudited) and the year ended December 31, 2006 are as follows:

	June 30,	December 31,
	2007	2006
	(in thousands)

Balance beginning of period	$6,675	$7,597
Provision charged to expense	608	4,419
Loans charged off	(612)	(5,888)
Recoveries	303	547
Allowance for loan losses	$6,974	$6,675

    In the first six months of 2007, the provision charged to expense totaled $608,000. The decrease in the provision was due to an elevated provision in 2006 primarily for home mortgage loans that involved irregularities. See Note 3 for additional information. The loans charged off during 2007, totaling $612,000, also reflected a decrease due to elevated numbers in 2006 primarily associated with the home mortgage loans.

3.	Mortgage Loans
In 2005, the Bank discovered mortgage loans and commitments originated in one branch which involved irregularities that suggest that many of these mortgage loans had been made against overvalued collateral on the basis of misleading loan applications. As of December 31, 2006 the aggregate principal balance on these loans was approximately $2.5 million. The allowance for loan losses to provide for any potential future losses relating to these 11 remaining home mortgage loans totaled $206,000. For the year ended December 31, 2006, the Bank charged off approximately $4.6 million as a result of these mortgage loans. As of June 30, 2007 the aggregate principal balance on these loans was approximately $1.4 million. At June 30, 2007, the Bank allocated $351,000 of the $7.0 million allowance for loan losses in order to provide for potential losses relating to the four remaining home mortgage loans.

4.	Income Taxes
On January 1, 2007, the Bank adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Bank does not believe it has any unrecognized tax benefits included in its financial statements. The Bank has not had any settlements in the current period with taxing authorities, nor has it recognized tax benefits as a result of a lapse of the applicable statute of limitations.
The Bank recognizes interest and penalties accrued related to unrecognized tax benefits in noninterest expense. During the quarters ended June 30, 2007 and 2006, the Bank has not recognized any interest or penalties in its financial statements, nor has it recorded an accrued liability for interest or penalty payments.
At this time, no tax years are under examination. With few exceptions, the bank is no longer subject to U.S. federal, state or local income tax examinations for years before 2003.

5.	Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, established a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurement.  The Statement is effective for the financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Bank anticipates that the adoption of SFAS No. 157 will not have a material impact on the Bank’s financial position or results of operations.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 provides the Bank with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements to facilitate reporting between companies.  The fair value option established by this Statement permits the Bank to choose to measure eligible items at fair value at specified election dates.  The Bank shall then report unrealized gains and losses on items for which the fair value option has been elected in earnings at each reporting date subsequent to implementation.  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Bank is currently evaluating the effect the standard will have on its results of operations and financial condition.

6.	Bank Mergers
First Guaranty Bank and Homestead Bancorp, Inc. (OTC: HSTD.PK), parent company for Homestead Bank, entered into a definitive agreement on January 4, 2007 pursuant to which Homestead Bancorp will be acquired for approximately $13 million in cash. At December 31, 2006, total assets of Homestead Bancorp, Inc. were $131.5 million, including $71.0 million in total loans and $51.3 million in investment securities. Total deposits at such date were $70.2 million and stockholders’ equity totaled $10.5 million.
Prior to completion of the acquisition, it is anticipated that First Guaranty Bancshares, Inc., currently a wholly-owned subsidiary of First Guaranty Bank, will become the registered bank holding company of First Guaranty Bank pursuant to a share exchange transaction that has previously been approved by the shareholders of First Guaranty Bank. Following the holding company formation, First Guaranty Bancshares will accomplish the acquisition of Homestead Bancorp by virtue of the merger of a wholly-owned subsidiary of First Guaranty Bancshares with and into Homestead Bancorp.
Under the terms of the agreement, First Guaranty Bancshares will acquire all of the issued and outstanding shares of common stock of Homestead Bancorp for the cash purchase price of $17.60 per share. In addition, each outstanding and unexercised option to acquire a share of common stock of Homestead Bancorp will be converted into the right to receive cash in an amount equal to $17.60 less the exercise price of such option. The transaction has been approved by the board of directors of First Guaranty Bank, First Guaranty Bancshares and Homestead Bancorp as well as certain bank regulatory authorities in the United States and the merger is expected to close on July 30, 2007.

7.	Holding Company
On March 16, 2007, First Guaranty Bank submitted an Application to the Board of Governors of the Federal Reserve System filed on Form FR Y-3. This Application requests permission to form a bank holding company with respect to First Guaranty Bank, Hammond, Louisiana. The holding company seeks to acquire 100% of the shares of First Guaranty Bank, thereby becoming a one bank holding company. All shareholders of First Guaranty Bank will become shareholders of the holding company. The acquisition will be accomplished by means of a share exchange under the Louisiana Banking Law and the Louisiana Business Corporation Law, pursuant to which, having received the requisite vote of the shareholders of the Bank, the outstanding shares of the Bank will be exchanged for shares of the holding company on a share for share basis. The Federal Reserve Bank approved the application of First Guaranty Bancshares, Inc. to become a bank holding company by acquiring First Guaranty Bank. The consummation is expected to occur on July 27, 2007.

8.	Subsequent Events
In July 2007, First Guaranty Bank obtained two $10 million letters of credit from the Federal Home Loan Bank of Dallas. These advances were obtained to collateralize public funds, therefore releasing securities currently pledged and increasing the bank’s liquidity position.
Also in July 2007, the Bank signed a Final Release and Settlement Agreement with BankInsurance, Inc., the Bank’s insurance company, for a claim made by the Bank under the Financial Institution Bond for the suspected fraudulent mortgage loans (see Note 3). Under this Release and Agreement, the Bank will receive $1.1 million. After attorney fees and expenses, the Bank will record a loan recovery totaling $742,000 in July 2007.

Item 2.                        Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management discussion and analysis is intended to highlight the significant factors affecting the Bank's financial condition and results of operations presented in the financial statements included in this Form 10-Q. This discussion is designed to provide readers with a more comprehensive view of the operating results and financial position than would be obtained from reading the financial statements alone. Reference should be made to those statements for an understanding of the following review and analysis. The financial data for the six months ended June 30, 2007 and 2006 have been derived from unaudited financial statements and include, in the opinion of management, all adjustments (consisting of normal recurring accruals and provisions) necessary to present fairly the Bank's financial position and results of operations for such periods.

Second Quarter of 2007 Overview
First Guaranty Bank is a commercial bank headquartered in Hammond, Louisiana with 16 branch offices located in southeast, southwest and north Louisiana. The Bank offers a range of lending services, including commercial business, real estate and consumer loans to businesses, individuals and other organizations located throughout our markets. We complement our lending operations with an array of retail deposit products and fee-based services to support our clients. While offering our customers the breadth of products typically found at larger institutions, we employ a community banking strategy that emphasizes local decision-making authority and superior customer service. We believe our focus on customer relationships allows us to compete effectively within our markets and provides us a competitive advantage as we expand both within our existing markets and into new markets.

    Financial highlights for the second quarter of 2007 are as follows:
*
Net income for the second quarter of 2007 and 2006 was $2.7 million and $2.0 million with earnings per common share of $0.49 and $0.36, respectively. Net income was $5.2 million and $4.2 million for the six month periods ending June 30, 2007 and 2006, respectively. Earnings per common share was $0.94 and $0.76 for the six month periods ending June 30, 2007 and 2006, respectively.

*
Net interest income for the second quarter of 2007 and 2006 was $8.5 million and $7.8 million while year-to-date net interest income was $16.4 million and $15.4 million, respectively. The net yield on interest-earning assets increased to 4.8% for the six month period ended June 30, 2007 compared to 4.5% for the same period ended June 30, 2006.

*
The provision for loan losses for the second quarter of 2007 was $421,000 compared to $1.8 million for the second quarter of 2006. The provision for loan losses was $608,000 for the six month period ending June 30, 2007 compared to $2.6 million for the same period in 2006. The decrease in the provision is primarily attributable to additional reserves in 2006 for home mortgage loans that involved some irregularities. See Footnote 3 for additional information.

*
Noninterest income for the second quarter of 2007 was $1.1 million, down $34,000 when compared to the second quarter of 2006. Noninterest income was $2.2 million and $2.3 million for the six month periods ending June 30, 2007 and 2006, respectively.

*
Noninterest expense for the second quarter of 2007 was $5.1 million, up $974,000 when compared to the second quarter of 2006. For the first six months of 2007, noninterest expense totaled $10.1 million, up $1.4 million from the same six month period ended in 2006. Included is an increase of $729,000 in salaries and employee benefits and an increase of $800,000 in the net cost of other real estate and repossessions.

*	Total assets at June 30, 2007 were $732.9 million, up $18.4 million from $714.5 million at December 31, 2006.
*	Loans, net of unearned income at June 30, 2007 were $525.5 million, up 3.6% or $18.3 million from $507.2 million at December 31, 2006.
*	Other real estate decreased $2.2 million from December 31, 2006 to June 30, 2007 primarily due to the foreclosure and sale of properties relating to the home mortgage loans discussed in Note 3.
*	Total deposits were $642.3 million at June 30, 2007, up 2.6% or $16.0 million from December 31, 2006.
*	Return on average assets for the six month periods ended June 30, 2007 and 2006 were 1.46% and 1.19%, respectively and return on average equity for the same periods were 17.01% and 15.44%.
*	The Bank is still considered “well capitalized” with a leverage ratio of 8.56% at June 30, 2007 compared to 8.16% at December 31, 2006.

Material Changes in Financial Condition

Securities
The securities portfolio totaled $162.9 million at June 30, 2007 and consisted principally of U.S. Government Agencies, mortgage-backed obligations, collateralized mortgage obligations, corporate debt securities, mutual funds or other equity securities and other debt securities. The portfolio provides the Bank with a relatively stable source of income and provides a balance to interest rate and credit risks as compared to other categories of the balance sheet.
At June 30, 2007, 28.13% of the Bank’s securities (excluding FHLB stock) mature in less than one year.  This includes $30.2 million in discount notes that are being used solely for pledging purposes. When excluding these securities, only 11.76% of the Bank’s securities mature in less than one year. Securities with maturity dates over 15 years totaled 6.34% of the total portfolio or 7.79% of the portfolio after backing out the discount notes for pledging. The average maturity of the securities portfolio was 6.98 years.
As of June 30, 2007, securities totaling $116.2 million were classified as available for sale and $46.7 million were classified as held to maturity. Management periodically assesses the quality of the Bank’s investment holdings using procedures similar to those used in assessing the credit risks inherent in the loan portfolio. At June 30, 2007, it is management’s opinion that the Bank held no investment securities which bear greater than the normal amount of credit risk as compared to similar investments and that no securities were recorded at greater than their recoverable value.
Average securities as a percentage of average interest-earning assets were 23.29% for the six-month period ended June 30, 2007 and 26.36 % for the same period of 2006. All securities held by the Bank at June 30, 2007 qualified as pledgeable securities, except $7.4 million of debt securities and $1.5 million of equity securities. Securities pledged at June 30, 2007 totaled $153.7 million.

 Loans
Loans are the Bank’s primary use of the Bank’s financial resources and represent the largest component of earning assets. There are no significant concentrations of credit to any borrower or industry. A significant portion of the portfolio is secured primarily or secondarily by real estate and the portfolio remains highly diversified.
The Bank’s net loan portfolio at June 30, 2007 totaled $518.5 million, an increase of approximately $18.0 million from the December 31, 2006 level of $500.5 million. Net loans represented 81.1% of deposits at June 30, 2007 compared to 80.1% of deposits at December 31, 2006. Fixed rate loans decreased from $247.2 million or 48.74% of the total loan portfolio at the end of 2006 to $226.3 million or 43.1% of the total loan portfolio as of June 30, 2007. Loan charge-offs totaling $612,000 were taken during the first six months of 2007 compared to $2.1 million during the same period of 2006. The Bank had recoveries of $303,000 and $409,000 during the first six month period of 2007 and 2006, respectively. The decreases in charge-offs in 2007 are primarily related to elevated activity in 2006 due to the home mortgage loans discussed in Note 3.

Deposits
Managing the mix and pricing the maturities of deposit liabilities is an important factor affecting the Bank’s ability to maximize its net interest margin. The strategies used to manage interest-bearing deposit liabilities are designed to adjust as the interest rate environment changes. In this regard, management of the Bank regularly assesses its funding needs, deposit pricing and interest rate outlooks.
From December 31, 2006 to June 30, 2007, the Bank’s total deposits increased $16.0 million. Interest-bearing deposits increased by $10.7 million and noninterest-bearing deposits increased $5.3 million. Of this deposit increase, $16.4 million was from an increase in public fund deposits primarily in NOW public fund accounts. Personal and business interest-bearing deposits decreased $6.5 million, while personal and business noninterest-bearing deposits increased $6.1 million.
Average noninterest-bearing deposits decreased to $125.3 million for the six-month period ended June 30, 2007 from $131.2 million for the six-month period ended June 30, 2006. Average noninterest-bearing deposits represented 19.6% and 21.3% of average total deposits for the six-month periods ended June 30, 2007 and 2006, respectively.
As the Bank endeavors to maintain a strong net interest margin and improve earnings, attracting core noninterest-bearing deposits will remain a primary emphasis. Management will continue to evaluate and update the Bank’s product mix in its efforts to attract additional core customers. The Bank currently offers a number of noninterest-bearing deposit products that are competitively priced and designed to attract and retain customers with primary emphasis on core deposits.

Borrowings
The Bank maintains borrowing relationships with other financial institutions as well as the Federal Home Loan Bank (“FHLB”) on a short- and long-term basis to meet its liquidity needs. The average amount of borrowings as of June 30, 2007 was $14.1 million compared to $42.7 million as of June 30, 2006. The Bank also had $65.0 million in FHLB letters of credit outstanding obtained solely for collateralizing public deposits.

Equity
Total equity increased to $62.6 million as of June 30, 2007 from $59.2 million as of December 31, 2006. The increase in stockholders’ equity primarily results from 2007 year-to-date net income of $5.2 million less $1.7 million in quarterly dividend payments and $105,000 for the change in unrealized loss on available for sale securities. Cash dividends paid were $0.31 and $0.30 per share for the six month periods ending June 30, 2007 and 2006, respectively.

Credit Risk Management
Credit risk is inherent in each financial institution's loan and investment portfolio. In an effort to minimize credit risk, the Bank utilizes an extensive credit administration network, including specific lending authorities for each loan officer, a system of loan committees to review and approve loans, and an internal loan review and credit quality rating system. This network assists in the evaluation of the quality of new loans and in the early identification of problem or potential problem credits and provides information to aid management in determining the adequacy of the allowance for loan losses.

       Provision and Allowance for Loan Losses
The Bank maintains its allowance for loan losses at a level it considers sufficient to absorb potential losses embedded in the loan portfolio. The allowance is increased by the provision for anticipated loan losses as the well as recoveries of previously charged-off loans and is decreased by loan charge-offs. The provision is the necessary charge to current expense to provide for current loan losses and to maintain the allowance at an adequate level commensurate with Management's evaluation of the risks inherent in the loan portfolio. Various factors are taken into consideration when the Bank determines the amount of the provision and the adequacy of the allowance. These factors include but are not limited to:

        *  Past due and nonperforming assets;

        *  Specific internal analysis of loans requiring special attention;

*  The current level of regulatory classified and criticized assets and the associated risk factors with each;
*  Changes in underwriting standards or lending procedures and policies;
*  Chargeoff and recovery practices;
*  National and local economic and business conditions;
*  Nature and volume of loans;
*  Overall portfolio quality;
*  Adequacy of loan collateral;
*  Quality of loan review system and degree of oversight by its Board of Directors;
*  Competition and legal and regulatory requirements on borrowers;
*  Examinations and review by the Bank's internal loan review department, independent accountants and third-
        party independent loan review personnel; and
*  Examinations of the loan portfolio by federal and state regulatory agencies.

    The data collected from all sources in determining the adequacy of the allowance is evaluated on a regular basis by Management with regard to current national and local economic trends, prior loss history, underlying collateral values, credit concentrations and industry risks. An estimate of potential loss on specific loans is developed in conjunction with an overall risk evaluation of the total loan portfolio. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as new information becomes available.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect Management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
Provisions made pursuant to these processes totaled $608,000 in the first six months of 2007 as compared to $2.6 million for the same period in 2006. Provisions are necessary to maintain the allowance at an adequate level based on loan risk factors and the levels of net loan charge-offs. The provisions made in the first six months of 2007 were taken to provide for current loan losses and to maintain the allowance at an adequate level commensurate with Management’s evaluation of the risks inherent in the loan portfolio. The provisions made in the first six months of 2006 were taken to strengthen the loan loss reserve and to cover mortgage loan irregularities. Total charge-offs were $612,000 for first six months of 2007 as compared to total charge-offs of $2.1 million for the same period in 2006. Recoveries were $303,000 for the first six months of 2007 as compared to recoveries of $409,000 for the same period in 2006.
The allowance at June 30, 2007 was $7.0 million or 1.33% of total loans. Management believes that the current level of the allowance is adequate to cover losses in the loan portfolio given the current economic conditions, expected net charge-offs and nonperforming asset levels.

Other information relating to loans, the allowance for loan losses and other pertinent statistics is included on Table 1, which follows.

TABLE 1 – SUMMARY OF LOAN LOSS EXPERIENCE
(unaudited, in thousands)

	June 30,
	2007	2006

Loans:
Average outstanding balance	$511,777	$498,774
Balance at end of period	$525,520	$507,651

Allowance for Loan Losses:
Balance at beginning of year	$6,675	$7,597
Provision charged to expense	608	2,588
Loans charged off	(612)	(2,131)
Recoveries	303	409
Balance at end of period	$6,974	$8,463

Nonperforming Assets
    Nonperforming assets consist of loans on which interest is no longer accrued, certain restructured loans where the interest rate or other terms have been renegotiated and real estate acquired through foreclosure (Other Real Estate).
    The accrual of interest is discontinued on loans when management believes there is reasonable uncertainty about the full collection of principal and interest or when the loan is contractually past due ninety days or more and not fully secured. If the principal amount of the loan is adequately secured, then interest income on such loans is subsequently recognized only in periods in which actual payments are received.
    Nonperforming assets totaled $9.7 million or 1.33% of total assets at June 30, 2007, compared to $13.0 million at December 31, 2006. Nonperforming loans decreased in the first six months of 2007 due primarily to one large commercial customer moving back into accrual status. The Bank monitors the level of nonperforming assets and assesses exposures on a continuing basis.

    Table 2 below summarizes the level of nonperforming assets at June 30, 2007 (unaudited) and December 31, 2006.

TABLE 2 – NONPERFORMING ASSETS
(in thousands)

	June 30,	December 31,
	2007	2006

Nonaccrual loans	$9,343	$10,362
Restructured loans	23	51
Other real estate	357	2,540
Total nonperforming assets	$9,723	$12,953

    Other real estate totaled $357,000 as of June 30, 2007, a decrease of $2.2 million from December 31, 2006. The decrease in other real estate reflected in 2007 is a result from the liquidation of the home mortgage loans that appear to involve irregularities. Of the seven total properties held in other real estate, only one is from foreclosures related to the home mortgage loans discussed in Note 3 with a principal balance of $197,000.

Material Changes in Results of Operations

Net interest income
Net interest income is the largest component of the Bank's earnings. It is calculated by subtracting the cost of interest-bearing liabilities from the income earned on interest-earning assets and represents the earnings from the Bank's primary business of gathering deposits and making loans and investments. The Bank's long-term objective is to manage this income to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.
A financial institution's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities are monetary in nature. Accordingly, changes in interest rates, which are generally impacted by inflation rates, may have a significant impact on a financial institution's performance. The impact of interest rate changes depends on the sensitivity to change of the Bank's interest-earning assets and interest-bearing liabilities. The effects of the changing interest rate environment in recent years and the Bank's interest sensitivity position are discussed below.
Net interest income for the six-month period ended June 30, 2007 totaled $16.4 million. This reflects an increase of $1.0 million when compared to the same six-month period ended June 30, 2006. Net interest income for the three-month period ended June 30, 2007 totaled $8.5 million compared to the same three-month period ended 2006 of $7.8 million.
The net interest income yield shown in Table 3 is calculated by dividing net interest income by the Bank's average interest-earning assets and is a measure of the efficiency of the earnings from balance sheet activities. It is affected by changes in the difference between interest on interest-earning assets and interest-bearing liabilities and the percentage of interest-earning assets funded by interest-bearing liabilities (leverage). The leverage for the period ending June 30, 2007 was 76.8% compared to 77.3% for the same period in 2006.
Table 3 shows the average balance sheet, interest earned and paid, the yield/rate on interest-earning assets and interest-bearing liabilities and the net yield on interest-earning assets for the six months ended June 30, 2007 and 2006, respectively.

TABLE 3 – COMPARATIVE AVERAGE BALANCES – YIELDS AND RATES
(unaudited, in thousands, except yields/rates)

	Six Months Ended June 30,
		2007			2006
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$ 2,259	$ 45	4.0%	$ 2,301	$ 46	4.0%
Securities	159,733	4,474	5.6%	179,995	4,845	5.4%
Federal funds sold	9,830	248	5.1%	1,495	33	4.4%
Loans held for sale	2,147	71	6.7%	392	10	5.1%
Loans, net of unearned income	511,777	21,656	8.5%	498,774	19,223	7.8%
Total interest-earning assets	685,746	26,494	7.8%	682,957	24,157	7.1%

Noninterest-earning assets:
Cash and due from banks	18,095			21,601
Premises and equipment, net	13,934			12,114
Other assets	2,440			2,164
Total	$720,215			$718,836

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Demand deposits	$197,440	3,285	3.4%	$173,870	2,503	2.9%
Savings deposits	40,197	105	0.5%	44,238	73	0.3%
Time deposits	274,690	6,220	4.6%	267,238	5,240	4.0%
Borrowings	14,109	475	6.8%	42,734	958	4.5%
Total interest-bearing liabilities	526,436	10,085	3.9%	528,080	8,774	3.4%

Noninterest-bearing liabilities:
Demand deposits	125,285			131,211
Other	5,736			4,367
Total liabilities	657,457			663,658
Stockholders' equity	62,758			55,178
Total	$720,215			$718,836
Net interest income		$ 16,409			$ 15,383
Net yield on interest-earning assets			4.8%			4.5%

Noninterest Income
Noninterest income is another major component of the Bank's total income. The Bank continues to develop and enhance existing products and create new products in order to augment fee income as trends in the financial services industry and the economic environment continue to put pressure on the Bank's ability to increase its net interest income. Noninterest income includes deposit service charges, return check charges, bankcard fees, other commissions and fees, gains and/or losses on sales of securities and loans, and various other types of income.
Noninterest income for the first six months of 2007 totaled $2.2 million, down $26,000 when compared to the same period in 2006. This decrease is due to net losses of $228,000 recognized on the sale of securities in 2007. Service charges, commissions and fees increased by $101,000, net gains on sales of loans increased by $54,000 and other noninterest income increased $47,000.
Noninterest income for the three month period ended June 30, 2007 totaled $1.1 million, down $35,000 when compared to the same period in 2006. Service charges, commissions and fees totaled $953,000 for the second quarter 2007, up $41,000 when compared to the second quarter 2006. In the second quarter of 2007, net losses on sale of securities increased $162,000 when compared to the same period in 2006, resulting in a decrease in noninterest income. Net gains on sale of loans increased $36,000 and other noninterest income increased $51,000 for the second quarter 2007 when compared to the second quarter of 2006.

Noninterest Expense
Noninterest expense totaled $10.1 million for the first six month period 2007 compared to $8.6 million for the same six month period ended 2006, an increase of $1.4 million.
Salaries and benefits increased $729,000 primarily due to an increase in support staff. At June 30, 2007, 223 employees represented full time equivalents of 207 staff members, compared to the full-time equivalents of 182 staff members during the same period of 2006. Occupancy and equipment expense totaled $1.2 million for the first six months of 2007, an increase of $52,000 when compared to the same period in 2006. Net cost of other real estate and repossessions increased $800,000 when comparing the six month periods ending 2007 and 2006. There was a net gain in 2006 compared to a net loss in 2007. The net gain in 2006 was from a reversal of the other real estate provision and also from gains on sales of other real estate. The net loss in 2007 is due primarily to expenses related to the home mortgages discussed in Note 3. Other noninterest expense reflects a decrease of $133,000 when comparing the six month periods ending 2007 and 2006. The decrease in 2007 is due to decreases in both professional fees and general and administrative expenses. These decreases were partially offset by increases in data processing expenses and advertising and business development expenses.
Noninterest expense totaled $5.1 million and $4.1 million for the three month periods ended June 30, 2007 and 2006, respectively, an increase of $1.0 million in 2007. This increase is due primarily to an increase in salaries and employee benefits and an increase in net expense from other real estate and repossessions.

Income Taxes
In both six month periods ended 2007 and 2006, the income tax provision approximated the normal statutory rate and the effective rates were 34.4% and 34.2%, respectively.

Item 3.  Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk Management
The interest spread and liability funding previously discussed are directly related to changes in asset and liability mixes, volumes, maturities and repricing opportunities for interest-earning assets and interest-bearing liabilities. Interest sensitive assets and liabilities are those which are subject to being repriced in the near term, including both floating or adjustable rate instruments and instruments approaching maturity. The interest sensitivity gap is the difference between total interest-sensitive assets and total interest-sensitive liabilities. Interest rates on the Bank’s various asset and liability categories do not respond uniformly to changing market conditions. Interest rate risk is the degree to which interest rate fluctuations in the marketplace can affect net interest income.
To maximize its margin, the Bank attempts to be somewhat more asset sensitive during periods of rising rates and more liability sensitive during periods of falling rates. The need for interest sensitivity gap management is most critical in times of rapid changes in overall interest rates. The Bank generally seeks to limit its exposure to interest rate fluctuations by maintaining a relatively balanced mix of rate sensitive assets and liabilities on a one-year time horizon. The mix is relatively difficult to manage. Because of the significant impact on net interest margin from mismatches in repricing opportunities, the asset-liability mix is monitored periodically depending upon management’s assessment of current business conditions and the interest rate outlook. Exposure to interest rate fluctuations is maintained within prudent levels by the use of varying investment strategies.
One tool that is used to monitor interest rate risk is the interest sensitivity analysis as shown in Table 4. This analysis, which is prepared monthly, reflects the maturity and repricing characteristics of assets and liabilities over various time periods. The gap indicates whether more assets or liabilities are subject to repricing over a given time period. The Bank’s interest sensitivity analysis at June 30, 2007 reflects an asset-sensitive position with a positive cumulative gap on a one-year basis.

TABLE 4 – INTEREST SENSITIVITY AT JUNE 30, 2007
(unaudited, in thousands, except for percentages)

	Interest Sensitivity Within
	3 Months	Over 3 Months	Total	Over
	Or Less	thru 12 Months	One Year	One Year	Total
Earning Assets:
Loans (including loans held for sale)	$307,898	$79,521	$387,419	$133,576	$520,995
Securities (including FHLB stock)	31,708	15,350	47,058	116,805	163,863
Federal Funds Sold	1,204	-	1,204	-	1,204
Other earning assets	47	2,188	2,235	-	2,235
Total earning assets	340,857	97,059	437,916	250,381	688,297

Source of Funds:
Interest Bearing Accounts:
Demand deposits	146,045	-	146,045	55,655	201,700
Savings	9,908	-	9,908	29,723	39,631
Time deposits	110,172	95,969	206,141	67,022	273,163
Short-term borrowings	19,588	-	19,588	-	19,588
Long-term borrowings	2,561	-	2,561	255	2,816
Noninterest-bearing, net	-	-	-	151,399	151,399
Total source of funds	288,274	95,969	384,243	304,054	688,297
Period gap	52,583	1,090	53,673	(53,673)
Cumulative gap	$ 52,583	$ 53,673	$ 53,673	$ -

Cumulative gap as a
percent of earning assets	7.64%	7.80%	7.80%

Item 4.  Controls and Procedures

    The Bank maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports it files under the Securities and Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms. Such controls include those designed to ensure the material information is communicated to management, including the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”), as appropriate to allow timely decisions regarding required disclosure.
    The Bank’s management, with the participation of the CEO and CFO, have evaluated the effectiveness of the Bank’s disclosure controls and procedures as of the end of the period covered by this quarterly report on Form 10-Q. Based on that evaluation, the CEO and CFO have concluded that the disclosure controls and procedures as of the end of the period covered by this quarterly report are effective. There were no changes in the Bank’s internal control over financial reporting during the last fiscal quarter in the period covered by this quarterly report that have materially affected, or are reasonably like to materially affect, the Bank’s internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

    The Bank is subject to various other legal proceedings in the normal course of business and otherwise. It is management's belief that the ultimate resolution of such other claims will not have a material adverse effect on the Bank's financial position or results of operations.

Item 2.	Changes in Securities and Use of Proceeds

Item 2 is nonapplicable and is therefore not included.

Item 3.	Defaults Upon Senior Securities

Item 3 is nonapplicable and is therefore not included.

Item 4.	Submission of Matters to a Vote of Security Holders

        The Bank’s Annual Meeting of Stockholders was held on May 17, 2007.
        1.  With respect to the election of 19 directors to serve one year and until their successors are elected and qualified, the following are the numbers of shares voted for each nominee:

Nominees	For	Against
Mary Ann Allen	4,003,141	1,224
F. Fanancy Anzalone	4,003,033	1,332
Anthony J. Berner, Jr.	4,003,365	1,000
Collins Bonicard	4,003,033	1,332
Charles Brister	4,003,365	1,000
Andrew Gasaway	4,003,365	1,000
Daniel P. Harrington	4,003,365	1,000
William K. Hood	4,003,365	1,000
Edwin L. Hoover, Jr.	4,002,553	1,812
Alton B. Lewis	4,002,553	1,812
Morgan S. Nalty	4,002,665	1,700
Daniel F. Packer, Jr.	4,002,896	1,469
Marshall T. Reynolds	4,003,365	1,000
Nicholas A. Saladino	4,003,033	1,332
Sam P. Schelfo, Jr.	4,003,365	1,000
Michael R. Sharp	3,998,445	5,920
Edgar R. Smith, III	4,003,365	1,000
F. Jay Taylor	4,003,033	1,332
Loy F. Weaver	4,003,365	1,000

There were no abstentions or broker non-votes.

Item 5.	Other Information

Item 5 is non-applicable and is therefore not included.

Item 6.	Exhibits and Reports on Form 8-K

(a)	1. Financial Statements

        The information required by this item is included as Part I herein.

2. Financial Statement Schedules

         The information required by this item is not applicable and therefore is not included.

3. Exhibits

Exhibit
Number	Exhibit
11	Statement regarding computation of earnings per common share
The information required by this item is incorporated by reference to the Bank's Form 10-K for the period ended December 31, 2006.
12	Statement regarding computation of ratios
The information required by this item is incorporated by reference to the Bank's Form 10-K for the period ended December 31, 2006.
A.	Certification Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
B.	Certifications in Support of Principal Executive Officers/CFO Certification

(b)	An 8-K was filed on July 27, 2007 with the FDIC describing the holding company transaction and alerting the public that the Bank will no longer be filing with the FDIC, but rather with the SEC.

(c)	See (a) (3) above for all exhibits filed herewith or incorporated by reference.

(d)	There are no other financial statements and financial statement schedules, which were excluded from Part I which are required to be included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                    FIRST GUARANTY BANK

    Date:     July 27, 2007                                                                                                                                                                    /s/ Michael R. Sharp
                                                                                                                                                                                                            Michael R. Sharp
                                                                                                                                                                            President and
                                                                                                                                                                            Chief Executive Officer

   Date:       July 27, 2007
                                                                                                                                                                                                           /s/ Michele E. LoBianco
                                                                                                                                                                                                          Michele E. LoBianco
                                                                                                                                                                                          Senior Vice President and
                                                                                                                                                                          Chief Financial Officer

EXHIBIT A

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of First Guaranty Bank (the “Bank”) on Form 10-Q as of and for the six months ended June 30, 2007 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), I, Michael R. Sharp, President and Chief Executive Officer of the Bank, certify, pursuant to 18 U.S.C. SS 1350, as adopted pursuant to SS 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

/s/ Michael R. Sharp
Michael R. Sharp
President and Chief Executive Officer
July 27, 2007

EXHIBIT A

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of First Guaranty Bank (the “Bank”) on Form 10-Q as of and for the six months ended June 30, 2007 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), I, Michele E. LoBianco, Chief Financial Officer of the Bank, certify, pursuant to 18 U.S.C. SS 1350, as adopted pursuant to SS 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

/s/ Michele E. LoBianco
Michele E. LoBianco
Senior Vice President and
Chief Financial Officer
July 27, 2007

EXHIBIT B

CERTIFICATION OF DISCLOSURE
FOR THE CHIEF EXECUTIVE OFFICER

I, Michael R. Sharp, President and Chief Executive Officer of First Guaranty Bank hereby certify that:

1.	I have reviewed this quarterly report being filed on Form 10-Q of First Guaranty Bank;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report;

3.
Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in the report;

4.
The Bank’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Bank and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.
Disclosed in this report any change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter (the Bank’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting; and

5.
The Bank’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Bank’s auditors and the audit committee of the Bank’s Board of Directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.

/s/ Michael R. Sharp
Michael R. Sharp
President and Chief Executive Officer
July 27, 2007

EXHIBIT B

CERTIFICATION OF DISCLOSURE
FOR THE CHIEF FINANCIAL OFFICER

I, Michele E. LoBianco, Senior Vice President and Chief Financial Officer of First Guaranty Bank hereby certify that:

1.	I have reviewed this quarterly report being filed on Form 10-Q of First Guaranty Bank;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report;

3.
Based on my knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the Bank as of, and for, the periods presented in the report;

4.
The Bank’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Bank and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Bank, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Evaluated the effectiveness of the Bank’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.
Disclosed in this report any change in the Bank’s internal control over financial reporting that occurred during the Bank’s most recent fiscal quarter (the Bank’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting; and

5.
The Bank’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Bank’s auditors and the audit committee of the Bank’s Board of Directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Bank’s internal control over financial reporting.

/s/ Michele E. LoBianco
Michele E. LoBianco
Senior Vice President and
Chief Financial Officer
July 27, 2007